Exhibit 99
Issued: Friday 30 September 2011 10 am                                       London UK
NICE draft guidance denies funding for lupus treatment Benlysta on the NHS
Draft guidance issued today by the National Institute for Health and Clinical Excellence (NICE) does not recommend Benlysta® (belimumab) for patients with active autoantibody positive systemic lupus erythematosus in England and Wales because it does not consider it to be a cost-effective use of NHS resources.
Lupus is a chronic, auto-immune disease that disproportionately affects women of child bearing age from ethnic minority backgrounds. If left untreated, disease activity can cause severe, debilitating fatigue, fever, joint pain and long-term organ damage. Systemic lupus erythematosus affects approximately 20,000 people in England and Wales.i,ii
There has been little therapeutic innovation in treatments for lupus for many years. Many current treatments available on the NHS can have undesirable effects, either from chronic use (for example oral steroids may cause osteoporosis, diabetes and cardiovascular disease), or side effects associated with immunosuppression (toxicity, infection and infertility). A significant number of patients with advanced lupus do not respond to current treatments, even at high doses.
Belimumab is the first new treatment to be specifically developed and licensed for use in these patients for several decades. It was granted marketing authorisation by the European Commission in July 2011 in adult patients with systemic lupus erythematosus, with a high degree of disease activity, despite standard therapy. It is given in addition to the medicines the patient is already taking for lupus. Belimumab is already being used by patients in the US, Germany, Denmark, Sweden, Austria, Norway, Finland and Canada.
“This initial decision is very disappointing for patients living with lupus who currently have very limited treatment options and we will do everything we can to change NICE’s mind in an effort to ensure they get access to Benlysta on the NHS,” said Simon Jose, General Manager, GlaxoSmithKline UK. “GSK is committed to researching and developing innovative medicines in diseases of high unmet need such as lupus. This medicine, which is available in the US and other parts of Europe, has been extensively researched and could benefit many patients in the UK who have not had access to new treatments specifically developed for lupus for many years.
“NICE’s current methodology means that it is difficult to meet their cost-effectiveness threshold given the nature of the disease and the comparison with unlicensed or cheap generic medicines. We had hoped that our offer of a patient access scheme would help overcome these challenges,
“It is critically important that the current limitations are addressed quickly so patients in England and Wales can get access to the best medicines for their conditions,” he added.
The clinical efficacy of belimumab was established in the largest clinical trial programme conducted in lupus, involving over 1700 patients from over 30 countries. These studies found that patients treated with belimumab and standard therapies experienced less disease activity than those who received a placebo and standard of care medicines.iii,iv This was achieved without clinically-relevant worsening in specific organ systems or overall health status, and without the need for rescue medicines.

Like all medicines, belimumab can cause side-effects. In clinical trials belimumab was generally well tolerated in combination with standard therapies. The most frequently reported adverse reactions were nausea, diarrhoea and fever.
Further information about belimumab, its use and safety profile can be found within the Summary of Product Characteristics http://www.medicines.org.uk
NICE has invited GlaxoSmithKline and other consultees/commentators in the appraisal process, including patient/carer groups, to comment on the ACD by 21 October 2011. It is also possible for members of the public to comment via the NICE website: www.nice.org.uk
GlaxoSmithKline — one of the world’s leading research-based pharmaceutical and healthcare companies — is committed to improving the quality of human life by enabling people to do more, feel better and live longer. For further information please visit www.gsk.com
About the GSK/HGS collaboration — GSK and Human Genome Sciences (HGS) are developing belimumab under a definitive co-development and co-commercialisation agreement entered into in 2006. Under the agreement, HGS had responsibility for conducting the belimumab Phase 3 trials, with assistance from GSK. The companies share equally in Phase 3/4 development costs, sales and marketing expenses, and profits of any product commercialised under the current agreement.
GSK is the Marketing Authorisation Holder for Benlysta in Europe. It is the product of Human Genome Sciences’ research. Benlysta is a registered trademark owned by Human Genome Sciences, Inc., used under licence by the GlaxoSmithKline group of companies.

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Under the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995, GSK cautions investors that any forward-looking statements or projections made by GSK, including those made in this announcement, are subject to risks and uncertainties that may cause actual results to differ materially from those projected. Factors that may affect GSK’ s operations are described under ‘Risk Factors’ in the ‘Business Review’ in the company’ s Annual Report on Form 20-F for 2008.
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[i]	Nightingale AL, Farmer RD, de Vries CS. Pharmacoepidemiol Drug Saf 2007;16(2):144-151.

ii	Danchenko N, Satia JA, Anthony MS. Lupus 2006;15(5):308-318.

iii	Navarra SV, Guzman RM, Gallacher AE, et al. Lancet 2011;377(9767):721-731.

iv	van Vollenhoven R, Zamini O, Wallace D. Annals of the Rheumatic Diseases 2010;69(Suppl 3):74.